UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): June 11, 2019 (June 11, 2019)

WUNONG ASIA PACIFIC CO. LTD.

(Exact name of registrant as specified in its charter)

Nevada	333-176312	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 KeZhen Industrial Street, Wuchun District, Hohhot, People Republic of China
(Address of principal executive offices)

+852-3875-3362
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 11, 2019, Mr. John Gong Chin Ong tendered his resignation as Chairman of the board of directors (the “Board”) of Wunong Asia Pacific Co., Ltd (the “Company”), effective immiediately. Mr. Gong will however remain a member of the Board. Mr. Gong’s decision to resign was not due to any disagreement with the Company. On June 11, 2019, the Board appointed Mr. Peijiang Chen as director and new Chairman of the Board and Mr. Philip Kwan Swee Seng as director, effective immediately. On April 16, 2018, Mr. Chen had acquired 25,000,000 shares of the Company’s common stock, respresenting approximate 63.61% of our then total issued and outstanding shares for a total purchase price of $250,000. As a result of the acquisition, Mr. Chen acquired the majority control of the Company and his said appointment is in recognition of his controlling stake and leadership role in the Company’s future. Both Messrs Chen and Kwan will serve until the next Annual Meeting of stockholders of the Company or until their earlier death, resignation or removal.

Mr.Chen, age 56, has extensive experience in company management. From July 2016 to September 2018, Mr. Chen was the legal representative of Shenzhen Yue Long Teng Da Sports Inforamtion Technology Limited Company. From June 2015 to October 2018, Mr. Chen served as Chairman of the board of directors at Wunong Techonology (Shenzhen) Co., Ltd. From 2018 to 2016, Mr. Chen served as Principal of Harbin Dongze Foreign Language School. Mr. Chen received his bachelor degree in electrical automation in industrial enterprises from Jilin Teachers College of engineering in 1985.

Philip Kwan Swee Seng was appointed as Secretary of our Company on September 15, 2014. Mr. Philip Kwan, is a marketing and human resources management specialist with over 30 years’ experience working in Asia and abroad. Mr. Kwan has worked as Human Resource Manager since 1974 and he has worked for various multinational corporations such as Murata Electronics, Tomy Toy, Yamashina Seiko-sho and Showa Plastics. In 1995, he established Total Asia Pacific Marketing Pty. Ltd. in Australia, and was the Managing Director of that company, which was engaged in marketing finished non-ferrous metal production from Australia to Singapore and the other south Asian countries until 2005. In 1998, he established James Walker Singapore Pte. Ltd. for James Walker Group of Companies from the UK and held the position of Finance Director until 2006. Since 2007, he has served as the Regional HR Manager of the publicly listed company Teledata Singapore Ltd., where he is responsible for the company’s administrative and HR management of the regional offices in the Asian Region. Prior to his management career, Mr. Kwan served a three year tour of duty as a logistic officer with a rank of lieutenant in the Singapore Armed Forces, and 1 year in the Ministry of Defense as a Defense Executive officer.

Mr. Kwan holds a Certificate in Industrial Relations from the Institute of Work Managers (UK), a Professional Diploma in Management Studies from North Staffordshire Polytechnic (UK) and a Diploma in Management Consultancy from the National Productivity Board (UK) (now known as Spring). He is an ordinary member of British Institute of Management, Singapore Institute of Management and Singapore Institute of Human Resource Management. Mr. Kwan attended the Autonomous Learners World Caucus at Oxford University in United Kingdom in 2010. Subsequently, he was appointed as the official organizer of the First Asia Autonomous Learners World caucus in Singapore in year 2011. At present Mr. Philip Kwan is under the internship of Emeritus Professor Gary J Confessore of the George Washington University DC USA for Certified LAP Coach to provide professional coaching for Learner Autonomy Profiling analysis.

There is presently no compensatory arrangement for Messers Chen and Kwan’s services as directors of the Company. There are no understandings or arrangements between Messrs. Chen and Kwan and any other person pursuant to which Messrs. Chen and Kwan were selected as Chairman and director of the Board, respectively. There is no family relationship between Messrs. Chen and Kwan with any of our other officers and directors, or person nominated or chosen by the Company to become an officer or director. Except for the above disclosure, in the past two years there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Messrs. Chen or Kwan had or will have a direct or indirect material interest, and there are currently no such proposed transaction.

On June 11, 2019, the Board resolved to establish the Audit Committee, Nominating and Governance Committee and Compensation Committee and adopt their respective charters, each of which is attached hereto as exhibits 99.1, 99.2 and 99.3, respectively, and is incorporated herein by reference.

Below is the structure of our current Board and members of each committee:

Chairman of the Board

Peijiang Chen

Audit Committee

John Gong Chin Ong, Chairman

Chin Leong Yang,

Philip Kwan Swee Seng

Nominating and Governance Committee

Peijiang Chen, Chairman

John Gong Chin Ong,

Xixing Ma

Compensation Committee

Philip Kwan Swee Seng, Chairman

Peijiang Chen

Xixing Ma

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

No.	Description
99.1	Audit Committee Charter
99.2	Nominating and Governance Committee Charter
99.3	Compensation Committee Charter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2019

WUNONG ASIA PACIFIC CO. LTD.

By:	/s/ John Gong Chin Ong
John Gong Chin Ong
Chief Executive Officer, Director

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